page F-11


                                   EXHIBIT 99
                           FORWARD LOOKING STATEMENTS

            The Company is filing this cautionary statement to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This Form 10-K, any Form 10-Q, the Company's Annual Report to Shareholders, or any Form 8-K of the Company, news releases or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the current views of the Company regarding future developments, as future events and future financial performance. The words "believe", "expect", "anticipate", "intends", "estimate", "forecast", "plans", "seeks", "trends", "project" and similar expressions identify forward-looking statements.

            The Company wishes to caution readers that any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. The following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Though the Company has attempted to list the important factors, other factors may in the future prove to be more important. Factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

            Investors are cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company's opinions at the time the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

            RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE AND THE DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS. The markets for the Company's products and services are characterized by rapid and significant technological change, changing market conditions, frequent product enhancements and new product introductions and evolving industry standards. The introduction of products embodying new technologies or the emergence of new industry trends or standards can render existing products or products under development obsolete or uncompetitive. The Company's ability to anticipate changes in technology and industry trends or standards and successfully develop and introduce new products on a timely basis will be a significant factor in the Company's ability to grow and remain competitive. Industry acceptance of new technologies developed by the Company may be slow to develop due to, among other things, lack of available capital in some industries, existing regulations written specifically for older technologies and general unfamiliarity of users with new technologies.


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            RISK REGARDING GROWTH POTENTIAL. Certain of the markets in which the
Company competes have been flat or declining over the past several years. The Company has and continues to identify a number of strategies it believes will allow it to grow its business, including developing new applications for its technologies; strengthening its presence in selected geographic markets; introducing enhanced products; and acquiring product lines or complementary businesses. No assurance can be given that the Company will be able to successfully implement its growth strategies, or that these strategies will result in growth of the Company's business.

            RISKS ASSOCIATED WITH COMPETITION. Many of the Company's foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than the Company, and it believes its success in competing with other manufacturers of precision instrumentation depends on its engineering, manufacturing and marketing skills; the price, quality and reliability of its products; and its delivery and service capabilities. The Company anticipates increasing pricing pressures from current and future competitors in certain of the markets for its products. In addition, the Company believes that technological change, regulatory change and industry consolidation or new entrants may cause rapid evolution in the competitive environment of the Company's business, the full scope and nature of which is difficult to predict at any point in time. Increased competition could result in price reductions, reduced margins and loss of market share by the Company. There can be no assurance that the Company will be able to compete successfully with its existing or new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition.

            FLUCTUATIONS IN OPERATING RESULTS. Operating results may fluctuate significantly from quarter to quarter due to several factors, including, without limitation, the volume and timing of orders from, and shipments to, major customers, the timing of and the ability to obtain new customer contracts, the timing of new product announcements, the availability of materials and components, overall level of capital expenditures by various industries and governments, market acceptance of new and enhanced versions of the Company's products, and variations in the mix of products sold. The Company's expense levels are based in part on expectations of future revenues. If revenue levels in a particular period do not meet expectations, operating results will be adversely affected. In addition, the Company's results of operations are sometimes subject to seasonal factors. The Company historically has experienced a stronger demand for its products in the third and fourth quarter, primarily as a result of customer budget cycles. There can be no assurance that these historical seasonal trends will continue in the future.

            RISKS ASSOCIATED WITH ACQUISITIONS. One of the Company's growth strategies is to supplement its internal growth with the acquisition of businesses, product lines and technologies that complement or augment the Company's existing product lines. Businesses that the Company has acquired, or may seek to acquire in the future, may be marginally profitable or unprofitable. In order for any acquired businesses to achieve the level of profitability desired by the Company, the Company must successfully change operations and improve market penetration. No assurance can be given that

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the Company will be successful in this regard. Promising acquisitions are difficult to identify and complete for a number of reasons, including excessive valuations by sellers and competition among prospective buyers. There can be no assurance that the Company will be able to complete pending or future acquisitions. In order to finance any such acquisitions, it may be necessary for the Company to raise additional funds, either through public or private financing. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and may result in dilution to the Company's shareholders.

            CHANGING REGULATORY ENVIRONMENT. The Company's sales of instruments designed to enhance the safety, comfort and health of people in working environments is subject to regulation in the United States and other countries. The Company's business in these market areas is dependent upon the continued growth of concern for the comfort, safety and health of people in the United States and internationally. Federal and state regulatory agencies, including the Occupational Safety and Health Administration, the Environmental Protection Agency, the National Institute for Occupational Health and Safety and others, regulate certain practices and operations of domestic and international customers. While new regulations can represent opportunities for parts of the Company's business, there can be no assurance that regulations will be adopted when expected, that they will be adopted in the form expected, that they will be accepted by various industries or that they will be enforced. Also, changes or cancellation of some regulations could have an adverse affect on the Company's sales or expected sales.

            RISKS OF CAPITAL SPENDING POLICIES AND GOVERNMENT FUNDING. The Company's customers include industrial companies, laboratories, government agencies, and public and private research institutions. The capital spending of these entities can have a significant effect on the demand for the Company's products. Such spending levels are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities among various types of research equipment, public policy, and the effects of different economic cycles. Any decrease in capital spending by any of the customer groups that account for a significant portion of the Company's sales could have a material adverse effect on the Company's business and results of operations.

            INTERNATIONAL RISKS. Export sales accounted for 30%, 33% and 38% of the Company's net sales in fiscal 1999, 1998 and 1997, respectively, and export sales could increase as a percentage of net sales in the future. The Company owns manufacturing operations in Germany. Due to its export sales and, to a lesser extent, its international manufacturing operations, the Company is subject to the risks of conducting business internationally. These include unexpected changes in, or impositions of, legislative or regulatory requirements; fluctuations in the U.S. dollar, which could materially and adversely affect U.S. dollar revenues or operating expenses; tariffs and other barriers and restrictions, potentially longer payment cycles; greater difficulty in accounts receivable collection; potentially adverse taxes and the burdens of complying with a variety of foreign laws and standards. The Company also is subject to general risks such as political and economic instability and changes in diplomatic and trade relationships in connection with its international operations. There can be no assurance that such factors will not materially and adversely affect the Company's operations in the future or require the Company to modify significantly its current business practices. In addition, the

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laws of certain foreign countries may not protect the Company's proprietary technology to the same extent as do the laws of the United States.

            RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY. The Company's future success depends in part upon its proprietary technology. Although the Company attempts to protect its proprietary technology through patents, copyrights and trade secrets, it also believes that its future success will depend upon product development, technological expertise and distribution channels. There can be no assurance that the Company will be able to protect its technology, or that competitors will not be able to develop similar technology independently. The Company may in the future receive from third parties, including some of its competitors, notices claiming that it is infringing third-party patents or other proprietary rights. There can be no assurance that the Company would prevail in any litigation over third-party claims or that it would be able to license any valid and infringed patents on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to, and diversion of effort by, the Company. Any litigation or successful infringement claims by third parties could materially and adversely affect the Company's business, operating results and financial condition.

            RISK OF FLUCTUATION OF STOCK PRICE. The Company believes factors such as announcements of new products by the Company or its competitors, quarterly fluctuations in the Company's financial results, customer contracts awards, developments in regulation and general conditions in the various markets where the Company's products are sold have caused and are likely to continue to cause the market price of the Company's common stock to fluctuate substantially. In addition, instrumentation company stocks have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Company's common stock.